NUTRISYSTEM, INC.

Compensation Policy For Non-Employee Directors

Effective December 19, 2005

EQUITY COMPENSATION

New Director Equity Grant
  Upon first appointment or election to the Company's Board of Directors, a new non-employee director will receive shares of restricted stock with a value of $100,000. Vesting will be one-third each year for three years on the anniversary of the date of grant. The number of restricted shares shall be determined by dividing $100,000 by the closing price per common share on the date of grant.

Annual Equity Retainer Grant
  Each non-employee director will receive shares of restricted stock with a value of $25,000. Grants will be made at the end of each fiscal year. Shares will be fully vested on the date of grant, but may not be sold until the first anniversary of the date of grant. The number of restricted shares shall be determined by dividing $25,000 by the closing price per common share on the date of grant.

CASH COMPENSATION:

Annual Cash Retainer Fee
  $20,000 annual cash retainer for each director, payable in the amount of $5,000 per quarter in arrears.

Annual Cash Retainers for Committee Service
  $10,000 annual cash retainer for the chair of the Audit Committee, payable in the amount of $2,500 quarterly in arrears.
  $2,000 annual cash retainer for the chair of each standing board committee other than the Audit Committee, payable in the amount of $500 quarterly in arrears.
  $5,000 annual cash retainer for the non-chair members of the Audit Committee, payable in the amount of $1,250 quarterly in arrears.
  Non-chair members of committees other than the Audit Committee shall receive no additional compensation.